Exhibit 10.2

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN PERFORMANCE-BASED SHARE

OPTION AWARD AGREEMENT

THIS PERFORMANCE-BASED SHARE OPTION AWARD AGREEMENT (this “Agreement”), is made by and between Willis Group Holdings Public Limited Company and any successor thereto (the “Company”) and the individual (the “Optionee”) who has signed or electronically accepted this Agreement (including the Schedules attached hereto) in the manner specified in the Optionee’s online account with the Company’s designated broker/stock plan administrator.

WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee (as defined in the Plan) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Performance- Based Option (as hereinafter defined) provided for herein to the Optionee as an incentive for increased efforts on the part of the Optionee during the Optionee’s employment with the Company or its Subsidiaries (as defined in the Plan), and has advised the Company thereof and instructed the undersigned officer to prepare said Option.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Defined terms used in this Agreement shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

Section 1.1 - Adjusted Earnings Per Share

“Adjusted Earnings Per Share” shall mean the adjusted earnings per share as stated by the Company in its annual financial results as issued by the Company with respect to the Performance Period.

Section 1.2 - Adjusted Operating Margin

“Adjusted Operating Margin” shall mean the adjusted operating margin as stated by the Company in its annual financial results as issued by the Company with respect to the Performance Period.

Section 1.3 - Cause

“Cause” shall mean (i) the Optionee’s continued and/or chronic failure to adequately and/or competently perform his material duties with respect to the Company or its Subsidiaries after having been provided reasonable notice of such failure and a period of at least ten days after the Optionee’s receipt of such notice to cure and/or correct such performance failure, (ii) willful misconduct by the Optionee in connection with the Optionee’s employment which is injurious to the Company or its Subsidiaries (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Optionee to the Company or its Subsidiaries), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) any breach of the Optionee’s restrictive covenants and other obligations as provided in Schedule B to this Agreement (if applicable), in the Optionee’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Optionee and the Company or any of its Subsidiaries (other than an insubstantial, inadvertent and non-recurring breach), or (v) any material violation of any written Company policy after reasonable notice and an opportunity to cure such violation within ten (10) days after the Optionee’s receipt of such notice.

Section 1.4 - Earned Date

“Earned Date” shall mean the date that the annual financial results of the Company are issued by the Company.

Section 1.5 - Earned Performance Shares

“Earned Performance Shares” shall mean Shares subject to the Performance-Based Option in respect of which the applicable Performance Objectives, as set out in Section 3.1, have been achieved and which are eligible to become vested and exercisable as set out in Section 3.2.

Section 1.6 - Exercise Price

“Exercise Price” shall mean the exercise price of the Option set forth in a Schedule to the Agreement or communicated to the Optionee through his or her online account with the Company’s designated broker/stock plan administrator. The Exercise Price shall be not less than 100% of the Fair Market Value of the Shares on the Grant Date.

Section 1.7 - Grant Date

“Grant Date” shall mean the date set forth in a Schedule to the Agreement or communicated to the Optionee through his or her online account with the Company’s designated broker/stock plan administrator.

Section 1.8 - Performance-Based Option

“Performance-Based Option” shall mean a share option to purchase a specified number of Shares at a specified Exercise Price during specified time periods granted in accordance with this Agreement and the Plan, subject to the attainment of certain Performance Objectives and the Optionee’s continued employment through each vesting date set forth in a Schedule to the Agreement or provided to the Optionee through the Optionee’s online account with the Company’s designated broker/stock plan administrator, unless otherwise set forth in this Agreement.

Section 1.9 - Performance Period

“Performance Period” shall mean January 1, 2012 – December 31, 2012.

Section 1.10 - Performance Objectives

“Performance Objectives” shall mean the performance objectives based on an Adjusted Earnings Per Share or Adjusted Operating Margin that are set forth in Section 3.1(a) and Schedule C.

Section 1.11 - Plan

“Plan” shall mean the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.

Section 1.12 - Pronouns

The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.13 - Secretary

“Secretary” shall mean the Secretary of the Company.

Section 1.14 - Shares

“Shares” shall mean Ordinary Shares of the Company, Nominal Value of $0.000115 each, which may be authorised but unissued.

ARTICLE II

GRANT OF PERFORMANCE-BASED OPTION

Section 2.1 - Grant of Performance-Based Option

Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, including any country-specific provisions set forth in Schedule A to this Agreement, the Company hereby grants to the Optionee a Performance-Based Option to purchase all or part of the aggregate number of Shares that is specified in a Schedule to the Agreement or as stated in the Optionee’s online account with the Company’s designated broker/stock plan administrator. In circumstances where the Optionee is required to enter into the Agreement of Restrictive Covenants and Other Obligations set forth in Schedule B, the Optionee agrees that the grant of a Performance-Based Option pursuant to this Agreement is sufficient consideration for the Optionee entering into such agreement.

Section 2.2 - Exercise Price

Subject to Section 2.4, the Exercise Price of each Share subject to the Performance-Based Option shall be as stated in a Schedule to the Agreement or communication to the Optionee through the Optionee’s online account with the Company’s designated broker/stock plan administrator.

Section 2.3 - Employment or Service Rights

Subject to the terms of the Agreement of Restrictive Covenants and Other Obligations where applicable, the rights and obligations of the Optionee under the terms of his office or employment with the Company or any Subsidiary shall not be affected by his participation in this Plan or any right which he may have to participate in it. The Performance-Based Option and the Optionee’s participation in the Plan will not be interpreted to form an employment agreement or service contract with the Company or any Subsidiary. The Optionee hereby waives any and all rights to compensation or damages in consequence of his Termination of Service for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to earn, vest in or exercise any Performance-Based Option as a result of such Termination of Service. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

Section 2.4 - Adjustments in Performance-Based Options Pursuant to Change of Control or Similar Event, etc.

Subject to Sections 12 and 13 of the Plan, in the event that the outstanding Shares subject to the Performance-Based Option are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, substitute or adjust proportionally (i) the number and kind of Shares subject to the Performance-Based Option; (ii) the terms and conditions of the Performance-Based Option (including without limitation, any applicable Performance Objectives with respect thereto); and/or (iii) the Exercise Price of the Performance-Based Option. In the event of a Change of Control and regardless of whether the Performance-Based Option is assumed or substituted by a successor company, the Performance-Based Option shall not immediately vest and become exercisable unless the Committee so determines at the time of the Change of Control, in its absolute discretion, on such terms and conditions that the Committee deems appropriate. Any such adjustment or determination made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.

Section 2.5 - Clawback Policy

The Company may cancel all or part of the Performance-Based Option or require payment by the Optionee to the Company of all or part of any amount or Shares received by the Optionee following the exercise of the Performance-Based Option pursuant to the Company’s Clawback Policy as stated in Section 10 of the Plan.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1 - Earning Period

(a) Subject to Sections 3.1(b) and 3.1(d), the Shares subject to the Performance-Based Option shall become Earned Performance Shares as of the Earned Date and shall become eligible to vest and become exercisable in accordance with the provisions of Section 3.2 if and to the extent that the Performance Objectives set out in Targets 1 (50% of Target Number of Shares) and 2 (50% of Target Number of Shares) of Schedule C are attained and subject to the Optionee being in the employment of the Company or its Subsidiaries at each respective vesting date as set forth in Section 3.2 below.

(b) The Optionee understands and agrees that the terms under which the Performance-Based Option shall become Earned Performance Shares as described in Section 3.1(a) above and in Schedule C is confidential and the Optionee agrees not to disclose, reproduce or distribute such confidential information concerning the Company, except as required in the course of the Optionee’s employment with the Company or one of its Subsidiaries, without the prior written consent of the Company. The Optionee’s failure to abide by this condition may result in the immediate cancellation of the Performance-Based Option.

(c) As promptly as practicable following the end of the Performance Period, the Committee shall determine whether the applicable Performance Objectives were attained, and based on such determination, shall declare the number of Shares subject to the Performance-Based Option that shall become Earned Performance Shares. Anything to the contrary in this Section 3.1 and Schedule C notwithstanding, the Committee retains sole discretion to determine the number of Shares subject to the Performance-Based Option that will become Earned Performance Shares.

(d) If prior to the end of the Performance Period, (i) the Optionee’s experiences a Termination of Service for reasons other than Cause, or (ii) there is a Change of Control, the Committee, may, in its sole discretion deem the Performance Objectives to be attained at the level (not to exceed the maximum level) determined by the Committee as to all or part of the unearned Shares underlying the Performance-Based Option and deem them to be Earned Performance Shares.

(e) All Shares subject to the Performance-Based Option that are not declared by the Committee to be Earned Performance Shares shall be forfeited immediately on the earlier of the Optionee’s Termination of Service or the date that the Committee makes a determination on whether the Performance Objectives were attained.

Section 3.2 - Commencement of Vesting and Exercisability

(a) Subject to the Optionee’s continued employment with the Company or its Subsidiaries through the applicable vesting date, the Earned Performance Shares shall vest and become exercisable according to a vesting schedule that is set forth in a Schedule to the Agreement or provided to the Optionee through the Optionee’s online account with the Company’s designated broker/stock plan administrator, and is in accordance with the periods set forth in Section 3.3 below

(b) In the event the Optionee’s Termination of Service as a result of death or Permanent Disability, then (i) the Earned Performance Shares and the Performance-Based Option in respect thereof shall become immediately vested and exercisable with respect to all of the Shares underlying such Performance-Based Option through the time period set forth in Section 3.3(b) below, and (ii) as of the Termination Date, any portion of the Performance-Based Option which then has not become an Earned Performance Share shall immediately terminate and will at no time be exercisable.

(c) Notwithstanding anything herewith to the contrary, the Performance-Based Option over Earned Performance Shares that have not yet vested shall immediately terminate and will at no time become exercisable, except that the Committee may, for a Termination of Service for reasons other than death, Permanent Disability or Cause, determine in its sole discretion that the Performance-Based Option over the Earned Performance Shares that have not yet vested and become exercisable, shall become vested and exercisable.

(d) In the event of the Optionee’s Termination of Service for any reason other than death or Permanent Disability, then the Performance-Based Option in respect of the Earned Performance Shares that have vested and become exercisable shall remain exercisable through the time period set forth in Section 3.3(b) below.

(e) Unless otherwise determined by the Committee, in its sole discretion, the Termination Date for purposes of this Section 3.2 and the Agreement will be the later of (i) the last day of the Optionee’s active employment with the Company or its Subsidiaries or (ii) the last day of any notice period or garden leave, as provided for under the Optionee’s employment or service contract or local law.

(f) In the event of a Change of Control, the Performance-Based Option shall not automatically vest and become exercisable and the Committee shall have the sole discretion to accelerate the vesting of unvested Earned Performance Shares.

Section 3.3 - Expiration of Performance-Based Option

(a) The Performance-Based Option shall immediately lapse upon the Optionee’s Termination of Service, subject to, and except as otherwise specified within, the terms and conditions of Section 3.2 above.

(b) The Performance-Based Option over Earned Performance Shares that has become vested and exercisable in accordance with Section 3.2 will cease to be exercisable by the Optionee upon the first to occur of the following events:

(i) The eighth anniversary of the Grant Date; or

(ii) Twelve months after the Termination Date of the Optionee’s Termination of Service by reason of death or Permanent Disability; or

(iii) Ninety days after the Termination Date of the Optionee’s Termination of Service for any reason other than (A) death or Permanent Disability or (B) where the Committee has exercised its discretion in accordance with Section 3.2(c) above; or

(iv) Six calendar months after the Termination Date of the Optionee’s Termination of Service provided the Committee has exercised its discretion pursuant to Section 3.2(c) above and termination is other than for Cause; or

(v) If the Committee so determines pursuant to Section 13 of the Plan and Section 3.2(f) of this Agreement, during a specified period immediately prior to the effective date of a Change of Control, so long as the Optionee has a reasonable opportunity to exercise or receive value for his Performance-Based Option prior to such effective date.

(c) The Optionee agrees to execute and deliver or electronically accept, in the manner and within the period specified in the Optionee’s online account with the Company’s designated broker/stock plan administrator, the Agreement including any applicable Schedules thereto.

(d) The Committee may, in its sole discretion, cancel the Performance-Based Option, if the Optionee fails to execute and deliver or electronically accept the Agreement and documents within the period set forth in Section 3.3(c) or fails to meet the requirements set forth in Section 3.1(a).

ARTICLE IV

EXERCISE OF PERFORMANCE-BASED OPTION

Section 4.1 - Person Eligible to Exercise

During the lifetime of the Optionee, only he may exercise a Performance-Based Option or any portion thereof. After the death of the Optionee, any exercisable portion of a Performance-Based Option may, prior to the time when a Performance-Based Option becomes unexercisable under Section 3.3, be exercised by any person empowered to do so under the Optionee’s will or under then applicable laws of inheritance.

Section 4.2 - Partial Exercise

Any exercisable portion of the Performance-Based Option or the entire Performance- Based Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Performance-Based Option or portion thereof becomes unexercisable under Section 3.3; provided, however, that any partial exercise shall be for whole Shares only.

Section 4.3 - Manner of Exercise

The Performance-Based Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office or the Company’s agent, if so directed all of the following prior to the time when the Performance-Based Option or such portion becomes unexercisable under Section 3.3:

(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Performance-Based Option or portion thereof, stating that the Performance-Based Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee and made available to the Optionee (or such other person then entitled to exercise the Performance-Based Option);

(b) Full payment (i) in cash, (ii) electronic transfer, (iii) by way of a cashless exercise with a broker as approved by the Company, (iv) by withholding in Shares to be issued upon exercise of the Performance-Based Option, if this method of exercise is approved by the Committee in its sole discretion; (iv) if the Optionee is a U.S. taxpayer or an officer of the Company under Section 16 of the Exchange Act (“Section 16 Officer”), by way of surrender of Shares previously-owned by the Optionee to the Company, (v) by check, if the Company, in its sole discretion allows this method of payment, (vi) or by a combination thereof) of the Exercise Price for the such Performance-Based Option or portion thereof is exercised, provided the Shares surrendered or withheld have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such Exercise Price or part thereof and any Tax-Related Items (as defined in (d) below);

(c) Full payment to the Company or any Subsidiary, by which the Optionee is employed (the “Employer”) of all Tax-Related Items which, under federal, state, local or foreign law, it is required to withhold upon exercise of the Performance-Based Option;

(d) In a case where any Employer is obliged to (or would suffer a disadvantage if it were not to) account for any Tax-Related Items (in any jurisdiction) for which the Optionee is liable by virtue of the Optionee’s participation in the Plan that are legally applicable to the Optionee or deemed by the Company or the Employer, in their discretion to be an appropriate charge to the Optionee, the Optionee agrees to make adequate arrangements satisfactory to the Employer, or their respective agents, at their discretion, to satisfy all Tax-Related Items by one or a combination of the following: (i) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer; (ii) withholding from proceeds of the sale of Shares issued upon exercise of the Performance-Based Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization without further consent); (iii) withholding in Shares to be issued upon the exercise of the Performance-Based Option, if this method of exercise is approved by the Committee, in its sole discretion; (iv) if the Optionee is a U.S. taxpayer or a Section 16 officer, by way of surrender of Shares previously-owned by the Optionee to the Company; or (v) by the Optionee’s payment of the Tax-Related Items by cash, electronic transfer or by check if the Company, in its sole discretion, allows the Optionee to pay any Tax-Related Items by check. Provided, however, that if the Optionee is Section 16 Officer, he is entitled to elect the method of withholding from alternatives (i) through (v) above unless payment of any Tax-Related Items by withholding in Shares or payment in check are not available methods of withholding, as determined by the Committee. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Shares subject to the exercised Performance-Based Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Optionee agrees to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Optionee fails to comply with his obligations in connection with the Tax-Related Items; and

(d) In the event the Performance-Based Option or any portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Performance-Based Option.

Without limiting the generality of the foregoing, the Committee may, prior to exercise, require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of a Performance-Based Option does not violate the Exchange Act and may issue stop-transfer orders in the United States covering such Shares.

Section 4.4 - Conditions to Issuance of Shares

The Earned Performance Shares to be delivered upon the exercise of the Performance- Based Option, or any portion thereof, in accordance with Section 3.2 of this Agreement may be either previously authorized but unissued Shares. Such Shares shall be fully paid. The Company shall not be required to issue or deliver any certificates representing such Shares or their electronic equivalent issued upon the exercise of the Performance-Based Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(b) The lapse of such reasonable period of time following the exercise of the Performance-Based Option as the Committee may from time to time establish for reasons of administrative convenience.

Section 4.5 - Rights as Shareholder

The Optionee shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the exercise of the Performance- Based Option or any portion thereof unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Optionee.

ARTICLE V

ADDITIONAL TERMS AND CONDITIONS OF PERFORMANCE-BASED OPTION

Section 5.1 - Nature of Grant

In accepting the Performance-Based Option, the Optionee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the Performance-Based Option is voluntary and occasional and does not create any contractual or other right to receive future share options, or benefits in lieu of share options, even if share options have been granted in the past;

(c) all decisions with respect to future Performance-Based Option grants, if any, will be at the sole discretion of the Company;

(d) the Optionee is voluntarily participating in the Plan;

(e) the Performance-Based Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation under any pension arrangement;

(f) the Performance-Based Option and any Shares acquired under the Plan and the income and the value of the same are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the future value of the Shares underlying the Performance-Based Option is unknown, indeterminable, and cannot be predicted with certainty;

(h) if the underlying Shares do not increase in value, the Performance-Based Option will have no value;

(i) if the Optionee exercises the Performance-Based Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(j) no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance-Based Option resulting from the Optionee’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any), and in consideration of the grant of the Performance-Based Option to which the Optionee is otherwise not entitled, the Optionee irrevocably agrees never to institute any claim against the Company, any Subsidiary or the Employer, waives the Optionee’s ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(k) unless otherwise provided in the Plan or by the Company in its discretion, the Performance-Based Option and the benefits evidenced by this Agreement do not create any entitlement to have the Performance-Based Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Change of Control or similar event affecting the Shares of the Company; and

(l) The Optionee acknowledges and agrees that neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Performance-Based Option or of any amounts due to the Optionee pursuant to the exercise of the Performance-Based Option or the subsequent sale of any Shares acquired upon exercise.

Section 5.2 - No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the issuance of Shares upon exercise of the Performance-Based Option or sale of the Shares. The Optionee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

ARTICLE VI

DATA PRIVACY NOTICE AND CONSENT

Section 6 - Data Privacy

(a) The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Performance-Based Option grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

(b) The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance-Based Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

(c) The Optionee understands that Data will be transferred to Morgan Stanley Smith Barney or to any other third party assisting in the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Data may be located in the Optionee’s country or elsewhere, and that the recipients’ country (e.g., Ireland) may have different data privacy laws and protections from the Optionee’s country. The Optionee understands that if he resides outside the United States, he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Optionee authorizes the Company, Morgan Stanley Smith Barney and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that if he resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Optionee understands that he is providing the consents herein on a purely voluntary basis. If the Optionee does not consent, or if Optionee later seeks to revoke his consent, his employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Optionee’s consent is that the Company would not be able to grant the Optionee a Performance-Based Option or other equity awards or administer or maintain such awards. Therefore, the Optionee understands that refusing or withdrawing his consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he may contact his local human resources representative.

ARTICLE VII

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS

Section 7 - Restrictive Covenants and Other Obligations

In consideration of the grant of a Performance-Based Option, the Optionee shall enter into the Agreement of Restrictive Covenants and Other Obligations, a copy of which is attached hereto as Schedule B. In the event the Optionee does not sign and return or electronically accept the Agreement of Restrictive Covenants and Other Obligations in the manner specified within 45 days of the receipt of this Agreement, the Committee may, in its sole discretion, cancel the Performance-Based Option. If no such agreement is required, Schedule B shall state none or not applicable.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 - Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Performance-Based Options. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 8.2 - Performance-Based Options Not Transferable

Neither the Performance-Based Option nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 8.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.

Section 8.3 - Binding Effect

The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 8.4 - Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:

Willis Group Holdings Public Limited Company

c/o Willis North America, Inc.

One World Financial Center

New York, NY 10281

Attention: Share Plans

and any notice to be given to the Optionee shall be at his or her address.

By a notice given pursuant to this Section 8.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 8.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by an Optionee resident outside the United States of America or the United Kingdom, sent by facsimile or by a recognized international courier service.

Section 8.5 - Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 8.6 - Applicability of Plan

The Performance-Based Option and the Earned Performance Shares underlying the Performance-Based Option shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Performance-Based Option. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 8.7 - Amendment

This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 8.8 - Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of Ireland without regard to its conflicts of law provisions; provided, however, that the Agreement of Restrictive Covenants and Other Obligations as set forth in Schedule B, if applicable, shall be governed by and construed in accordance with the laws specified in that agreement without regard to conflicts of law provisions.

Section 8.9 - Jurisdiction

The State and Federal courts located in the County of New York, State of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of such courts; provided, however, where applicable that with respect to the Agreement of Restrictive Covenants and Other Obligations the courts specified in such agreements shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with that agreement.

Section 8.10 - Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party broker/stock plan administrator designated by the Company. Further, to the extent that this Agreement has been executed on behalf of the Company electronically, the Optionee accepts the electronic signature of the Company.

Section 8.11 - Language

If the Optionee has received this Agreement, or any other document related to the Performance-Based Option and/or the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Section 8.12 - Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 8.13 - Schedule A

The Performance-Based Option shall be subject to any special provisions set forth in Schedule A for the Optionee’s country of residence, if any. If the Optionee relocates to one of the countries included in Schedule A during the life of the Performance-Based Option, the special provisions for such country shall apply to the Optionee, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Schedule A constitutes part of this Agreement.

Section 8.14 - Imposition of Other Requirements

The Company reserves the right to impose other requirements on the Performance-Based Option and the Shares acquired upon exercise of the Performance-Based Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 8.15 - Waiver

The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other Participant of the Plan.

Section 8.16 - Counterparts

This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

By the Optionee’s execution or electronic acceptance of this Agreement (including the Schedules attached hereto) in the manner specified in the Optionee’s online account with the Company’s designated broker/stock plan administrator, the Optionee and the Company have agreed that the Option is granted under and governed by the terms and conditions of the Plan and this Agreement (including the Schedules attached hereto).

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

By:
Name:
Title:

SCHEDULE A

COUNTRY-SPECIFIC APPENDIX TO SHARE

OPTION AWARD AGREEMENT (Performance-

Based and Time-Based Share Options)

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN

Terms and Conditions

This Schedule A includes additional terms and conditions that govern the Option granted to the Optionee under the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) if the Optionee resides in one of the countries listed below. This Schedule A forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Notifications

This Schedule A also includes information based on the securities, exchange control and other laws in effect in the Optionee’s country as of May 2012. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of the Optionee’s participation in the Plan because the information may be out of date at the time the Optionee exercises the Option under the Plan.

In addition, the information is general in nature. The Company is not providing the Optionee with any tax advice with respect to the Option. The information provided below may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is strongly advised to seek appropriate professional advice as to how the tax or other laws in the Optionee’s country apply to the Optionee’s situation.

Finally, if the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working, transfers employment after this Option is granted, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Optionee, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Optionee.

ARGENTINA

Notifications

Securities Law Information

Neither the Option nor the issuance of the Shares are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information

Under regulations adopted by the Argentine Monetary and Banking Authority (the “BCRA”), the Optionee may purchase and remit foreign currency with a value of up to US$2,000,000 per month out of Argentina for the purpose of acquiring foreign securities, including Shares, without prior approval from the BCRA, provided the Optionee executes and submits an affidavit to the BCRA confirming that the Optionee has not purchased and remitted funds in excess of US$2,000,000 during the relevant month.

Please note that exchange control regulations in Argentina are subject to frequent change. The Optionee should consult with his or her personal legal advisor regarding any exchange control obligations that may arise from participation in the Plan.

BELGIUM

Notifications

Taxation of Option

The timing and amount of taxes due with respect to the Option differs depending upon when the Agreement is accepted by the Optionee. An Option accepted within 60 days of the offer is subject to tax as of the Option offer date. Alternatively, an Option accepted after 60 days of the offer is likely subject to tax at the time of exercise. The Optionee will receive a separate offer document and undertaking form in addition to the Agreement. He or she should refer to the offer document for a more detailed description of the tax consequences of choosing to accept the Option. The Optionee should consult with his or her personal tax advisor regarding timing and amount of taxation of the Option.

Tax Reporting

The Optionee is required to report any taxable income attributable to the grant or exercise of the Options on his or her annual tax return. In addition, the Optionee is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

BERMUDA

There are no country-specific provisions.

BRAZIL

Terms and Conditions

Compliance with the Law

In accepting the grant of the Option, the Optionee acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable tax associated with the Option and the sale of the Shares acquired under the Plan.

Notifications

Exchange Control Information

If the Optionee holds assets and rights outside Brazil with an aggregate value exceeding US$100,000, he or she will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including Shares acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than US$100,000 are not required to submit a declaration. Please note that the US$100,000 threshold may be changed annually.

CANADA

Terms and Conditions

Manner of Exercise

The following provision supplements Section 4.3 of the Agreement:

The Optionee is prohibited from paying the Exercise Price or any Tax-Related Items with Shares that have been previously owned by the Optionee or by withholding the Exercise Price or any Tax-Related Items in Shares to be issued at exercise.

Commencement of Vesting and Exercisability

This provision supplements Section 3.1 of the Time-Based Share Option Agreement and Section 3.2 of the Performance-Based Share Option Agreement:

In the event of the Optionee’s Termination of Service (whether or not in breach of contract or local labor laws), the Optionee’s right to receive and vest in the Option under the Plan, if any, will terminate effective as of the date that is the earlier of: (1) the date the Optionee receives notice of the termination of the Optionee’s employment from the Company or the Employer, or (2) the date of Termination of Service (the “Termination Date”) regardless of any notice period or period of pay in lieu of such notice required under Canadian provincial employment law or under any employment agreement (including, but not limited to statutory law, regulatory law and/or common law). The Optionee’s right, if any, to exercise the Option after the Optionee’s Termination of Service will be measured by the Termination Date and will not be extended by any notice period mandated under Canadian provincial law; the Company shall have the exclusive discretion to determine when the Optionee has ceased to provide services and the Termination Date for purposes of the Agreement.

The Following Provisions Apply for Optionees Resident in Quebec:

Language Consent

The parties acknowledge that it is their express wish that the Agreement, including this Schedule A, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy

The following provision supplements Section 6 of the Agreement:

The Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Optionee further authorizes the Company, its Subsidiaries and any stock plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors. The Optionee further authorizes the Company and its Subsidiaries to record such information and to keep such information in the Optionee’s employee file.

Notifications

Securities Law Information

The Optionee is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

CHILE

Terms and Conditions

Nature of Grant

The following provisions replace Section 5.1(a) and (b) of the Agreement if the Optionee is granted a performance-based Option:

The Optionee’s right to participate in and receive benefits under the Plan is conditioned upon the Optionee meeting the requirements established by the Committee. The performance-based Options are discretionary awards that the Company has granted to benefit key employees of the Company and its Subsidiaries in 2012. The Committee may or may not offer similar grants to employees in the future, and should it offer future option grants, the Committee may decide that the Optionee may or may not be eligible to receive a performance-based Option. Should the Company offer additional performance-based Options or benefits to the Optionee, it will communicate its decision to the Optionee in a timely manner. Accordingly, the parties to the Agreement acknowledge that the benefits, if any, derived from the Plan refer exclusively to the Optionee’s activities during the Performance Period (i.e., the 2012 calendar year).

Further, the Shares underlying the performance-based Option shall become Earned Performance Shares as of the Earned Date upon the attainment of the pre-determined Performance Objectives set out in Targets 1 and 2 in Schedule C of the performance-based Option Agreement. The determination of whether or not such predetermined Performance Objectives have been attained, in whole or in part, shall be exclusively that of the Committee.

To vest in any performance-based Option over Earned Performance Shares and to exercise such performance-based Option, the Optionee’s employment contract must be in full force and effect at the time of exercise or such longer period set forth in Section 3.3 of the Agreement. In the event the Optionee terminates employment prior to the vesting date and is not otherwise entitled to an accelerated vesting under Section 3.2(b)-(d), the Optionee understands and agrees the unvested performance-based Options and the Shares underlying the unvested performance-based Options shall be forfeited as of the date his employment contract is no longer in force, notwithstanding the Optionee’s rendering of services or other contributions over the Performance Period or thereafter and that the Optionee may only exercise vested performance-based Options during the applicable periods set forth in Section 3.3 of the Agreement.

The Shares issued upon exercise of the performance-based Option shall not be considered as part of the Optionee’s remuneration for purposes of determining the calculation base of future indemnities, whether statutory or contractual, for years of service (severance) or in lieu of prior notice, pursuant to Article 172 of the Chilean Labor Code.

Notifications

Securities Law Information

Neither the Company nor Shares purchased under the Plan are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.

Exchange Control and Tax Reporting Information

The Optionee must comply with the exchange control and tax reporting requirements in Chile when remitting funds out of Chile for the purchase of Shares upon exercise of the Option or sending funds into the country in connection with the sale of Shares pursuant to the Plan, and register any investments with the Chilean Internal Revenue Service (the “CIRS”).

The Optionee is not required to repatriate funds obtained from the sale of Shares or the receipt of any dividends. However, if the Optionee decides to repatriate such funds, he or she must do so through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office) if the funds exceed US$10,000. In such case, the Optionee must report the payment to a commercial bank or registered foreign exchange office receiving the funds. The commercial bank or registered foreign exchange office will then submit an affidavit to the Central Bank within a day of receipt of the foreign currency.

If the Optionee aggregates investments held outside of Chile exceed US$5,000,000 (including the investments made under the Plan), he or she must report the investments to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.

COLOMBIA

Notifications

Exchange Control Information

Investments in assets located abroad (including Shares) are subject to registration with the Central Bank (Banco de la Repuÿblica) if the Optionee’s aggregate investments held abroad (as of December 31 of the applicable calendar year) equal or exceed US$500,000. If funds are remitted from Colombia through an authorized local financial institution, the authorized financial institution will automatically register the investment. However, if the Optionee does not remit funds through an authorized financial institution when the Optionee exercises the Option and acquire and hold shares abroad (e.g., because the Optionee uses the cashless sell-to-cover method of exercise or withholding in Shares occurs), then the Optionee must register the investment (assuming the Optionee accumulated financial investments held abroad and at year-end such investments equal or exceed the equivalent of US$500,000). If the Optionee uses the cashless sell-all method of exercise or withholding is in Shares to be issued at exercise, then no registration is required because no funds are remitted from Colombia and no shares are held abroad.

DENMARK

Terms and Conditions

Stock Options Act

The Optionee acknowledges that he or she received the below Employer Statement in Danish which sets forth the terms of his or her Option under the Act on Stock Options.

Notifications

Exchange Control and Tax Reporting Information

The Optionee may hold Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Shares are held with a non-Danish broker or bank, the Optionee is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, the Optionee must file a Declaration V (Erklaering V) with the Danish Tax Administration. Both the Optionee and the bank/broker must sign the Declaration V. By signing the Declaration V, the bank/broker undertakes an obligation, without further request each year not later than February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the safety-deposit account. In the event that the applicable broker or bank with which the safety-deposit account is held does not wish to, or pursuant to the laws of the country in question, is not allowed to assume such obligation to report, the Optionee acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account and any Shares acquired at exercise and held in such account to the Danish Tax Administration as part of the Optionee’s annual income tax return. By signing the Form V, the Optionee authorizes the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at the following website: www.skat.dk/getFile.aspx?Id=47392.

In addition, when the Optionee opens a deposit account or a brokerage account other foreign bank for the purpose of holding cash outside of Denmark, the bank or brokerage account, as applicable, will be treated as a deposit account because cash can be held in the account. Therefore, the Optionee must also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both the Optionee and the bank/broker must sign the Declaration K. By signing the Declaration K, the bank/broker undertakes an obligation, without further request each year, not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the deposit account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, the Optionee acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of the Optionee’s annual income tax return. By signing the Declaration K, the Optionee authorizes the Danish Tax Administration to examine the account. A sample of Declaration K can be found at the following website: www.skat.dk/getFile.aspx?Id=42409&newwindow=true.

If the Optionee uses the cashless sell-all method of exercise for the Option, the Optionee is not required to file a Form V because he or she will not hold any Shares. However, if the Optionee opens a deposit account with a foreign broker or bank to hold the cash proceeds, he or she is required to file a Form K as described above.

SPECIAL NOTICE FOR PARTICIPANTS IN DENMARK

EMPLOYER STATEMENT

Pursuant to Section 3(1) of the Act on Stock Options in employment relations (the “Act”), the participant (the “Participant”) is entitled to receive the following information regarding Willis Group Holdings Public Limited Company’s (the “Company’s”) offering of time-based or performance-based share options (“Options”) and/or time-based or performance-based restricted share units (“RSUs” and collectively with Options, “Awards”) under the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan (the “Plan”) in a separate written statement.

This statement contains information mentioned in the Stock Option Act. Additional terms and conditions of the Awards are described in detail in the Plan, the Participant’s applicable award agreement (including any Schedules thereto) and any other grant materials, which have been made available to the Participant (the “Award Documents”). In the event of a conflict between a provision contained in this Employer Statement and provisions contained in the Award Documents, this Employer Statement shall prevail. Capitalized terms used but not defined herein, shall have the same meaning as terms defined in the Plan or the Participant’s applicable Award Documents.

1.	Grant Date

The grant date of an Award is the date that the Committee, or an authorized delegatee, approved the grant of an Award for the Participant and determined it would be effective.

2.	Terms or conditions for grant of Awards

The grant of Awards under the Plan is made at the sole discretion of the Committee. The Committee has very broad powers to determine who will receive Awards and when, and to set the terms of the Awards. The Company may decide, in its sole discretion, not to make any grants of Awards to the Participant in the future. Under the terms of the Award Documents, the Participant has no entitlement or claim to receive future Awards.

3.	Exercise/Vesting Date or Period

The Participant’s Awards shall vest over time and/or upon achievement of certain performance criteria, provided that the Participant continues as an employee of the Company, its Subsidiaries or a Designated Associate Company, unless otherwise affected by the Act. The exact vesting conditions applicable to the Participant’s applicable Award will be set forth in his or her applicable Award Documents. A vested Option is generally exercisable any time after vesting and before the Option terminates or expires, except as otherwise provided in the Participant’s applicable Award Documents.

4.	Exercise Price/Purchase Price

During the exercise period, an Option can be exercised to purchase Shares in the Company at a price corresponding to the Exercise Price per Share underlying the Option, as determined by the Committee, which generally shall not be less than 100% of the Fair Market Value of the Company’s Shares on the grant date.

The purchase price for RSUs shall be the Nominal Value ($0.000115) per Share underlying the RSUs. The Committee shall ensure that payment of the Nominal Value for any Shares underlying the PRSUs is received by it on behalf of the Participant at the time the RSUs vest from a non-Irish Subsidiary or other source.

5.	Rights upon Termination of Employment

Pursuant to the Act, the treatment of the Participant’s Award rights upon termination of his or her employment with the Company, its Subsidiaries or a Designated Associate Company will be determined under Sections 4 and 5 of the Act unless the terms contained in the Award Documents are more favorable to the Participant than Sections 4 and 5 of the Act. If the terms contained in the Award Documents are more favorable to the Participant, then such terms will govern the treatment of the Participant’s Award rights upon a termination of employment.

6.	Financial Aspects of Awards

The offering of Awards has no immediate financial consequences for the Participant. The value of the Shares the Participant acquires under the Plan is not taken into account when calculating holiday allowances, pension contributions or other statutory consideration calculated on the basis of salary.

Shares are financial instruments and investing in shares will always have financial risk. The possibility of profit at the time the Participant sells his or her Shares will not only be dependent on the Company’s financial development, but also on the general development of the stock market, among other things. In addition, in the case of Options, if the Participant exercises his or her Option and purchase Shares, the Shares could decrease in value even below the exercise price.

Willis Group Holdings Public Limited Company

[INSERT DANISH TRANSLATION]

DUBAI/UAE

Notifications

Securities Law Information

The Option granted under the Plan is being offered only to eligible employees of the Company and its Subsidiaries or the Employer and is in the nature of providing equity incentives to eligible employees of the Company, a Subsidiary or the Employer. Any documents related to the Option, including the Plan, the Agreement (including the Schedules thereto) and any other grant documents (“Grant Documents”), are intended for distribution only to such eligible employees and must not be delivered to, or relied on by, any other person.

The United Arab Emirates securities or financial/economic authorities have no responsibility for reviewing or verifying any Grant Documents and have not approved the Grant Documents nor taken steps to verify the information set out in them, and thus, are not responsible for their content.

The Optionee is aware that the Optionee should, as a prospective stockholder, conduct his or her own due diligence on the securities. The Optionee acknowledges that if he does not understand the contents of the Grant Documents, the Optionee should consult an authorized financial advisor.

FINLAND

There are no country-specific provisions.

FRANCE

Terms and Conditions

Language Consent

By accepting the Option, the Optionee confirms having read and understood the documents relating to this grant (the Plan, the Agreement and this Schedule A) which were provided in English language. The Optionee accepts the terms of those documents accordingly.

En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le contrat et cette Annexe A) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.

Notifications

Tax Information

The Option is not intended to be a tax-favored option.

Exchange Control Information

If the Optionee maintains a foreign bank account, he or she is required to report such to the French tax authorities when filing his or her annual tax return.

GERMANY

Notifications

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Optionee uses a German bank to effect a cross-border payment in excess of €12,500 in connection with the exercise of the Option or the sale of Shares acquired under the Plan, the bank will make the report for the Optionee.

HONG KONG

Terms and Conditions

Securities Warning:

The grant of the Option and the issuance of Shares upon exercise of the Option do not constitute a public offer of securities under Hong Kong law and are available only to employees of the Company or its Subsidiaries. The Agreement, Plan, and other incidental communication materials that the Optionee may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under applicable securities laws in Hong Kong. Furthermore, none of the documents relating to the Plan have been reviewed by any regulatory authority in Hong Kong. The Option is intended only for the personal use of each eligible employee of the Employer, the Company and its Subsidiaries and may not be distributed to any other person. The Optionee is advised to exercise caution in relation to the offer. If the Optionee is in any doubt about any of the contents of the Agreement, the Plan or any other communication materials, the Optionee should obtain independent professional advice.

Notifications

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA

Terms and Conditions

Manner of Exercise

The following provision supplements Section 4.3 of the Agreement:

Due to legal restrictions in India, the Optionee may not exercise his or her Option using a cashless sell-to-cover exercise, whereby the Optionee directs a broker to sell some (but not all) of the Shares subject to the exercised Option and deliver to the Company the amount of the sale proceeds to pay the Exercise Price and any Tax-Related Items. However, payment of the Exercise Price may be made by any of the other methods of payment set forth in the Agreement. The Company reserves the right to provide the Optionee with this method of payment depending on the development of local law.

Notifications

Exchange Control Information

The Optionee must repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to India within a reasonable amount of time (i.e., within 90 days after receipt). The Optionee must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is the Optionee’s responsibility to comply with applicable exchange control laws in India.

IRELAND

Notifications

Director Reporting Obligation

If the Optionee is a director, shadow director1 or secretary of the Company or an Irish Subsidiary, the Optionee must notify the Company or the Irish Subsidiary, as applicable, in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., an Option, Shares, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).

ITALY

Terms and Conditions

Manner of Exercise

The following provision supplements Section 4.3 of the Agreement:

Due to legal restrictions in Italy, the Optionee will be required to exercise the Option using the cashless sell-all exercise method whereby all Shares subject to the Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Optionee in accordance with any applicable laws and regulations. The Optionee will not be permitted to acquire and hold Shares upon exercise. The Company reserves the right to provide additional methods of exercise to the Optionee depending on the development of local law.

Data Privacy

The following provision replaces the Section 6 of the Agreement:

The Optionee understands that the Company and the Employer are the Privacy Representative of the Company in Italy and may hold certain personal information about the Optionee (“Personal Data”), including, but not limited to, the Optionee’s name, home address and

[1]	A shadow director is an individual who is not on the board of directors of the Company or an Irish Subsidiary but who has sufficient control so that the board of directors of the Company or Irish Subsidiary, as applicable, acts in accordance with the directions and instructions of the individual.

telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Subsidiary, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, and that the Company and the Employer will process said data and other data lawfully received from third parties for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation. The Optionee also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Optionee’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Optionee’s ability to participate in the Plan. The Optionee understands that Personal Data will not be publicized, but it may be accessible by the Employer as the Privacy Representative of the Company and within the Employer’s organization by its internal and external personnel in charge of processing, and by Morgan Stanley Smith Barney or any other data processor appointed by the Company. The updated list of Processors and of the subjects to which Data are communicated will remain available upon request from the Employer. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Optionee understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. The Optionee further understands that the Company and its Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and that the Company and its Subsidiaries may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to Morgan Stanley Smith Barney or other third party with whom the Optionee may elect to deposit any Shares acquired under the Plan or any proceeds from the sale of such Shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing The Optionee’s participation in the Plan. The Optionee understands that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.

Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Optionee understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require the Optionee’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. The Optionee understands that, pursuant to section 7 of the Legislative Decree no. 196/2003, the Optionee has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its contents, origin and accuracy, delete, update, integrate, correct, blocked or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights, the Optionee should contact the Employer. Furthermore, the Optionee is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Optionee’s human resources department.

Plan Document Acknowledgement

The Optionee acknowledges that the Optionee has read and specifically and expressly approves of the following sections of the Agreement: Article I: Definitions; Article II: Grant of Option; Article III: Period of Exercisability; Article IV: Exercise of Option; Article V: Additional Terms and Conditions of Option; Article VII: Agreement of Restrictive Covenants and Other Obligations; Section 8.2: Options Not Transferable; Section 8.8: Governing Law; Section 8.9: Jurisdiction, Section 8.10: Electronic Delivery and Acceptance; Section 8.11: Language; Section 8.12: Severability; Section 8.13: Schedule A; Section 8.14: Imposition of Other Requirements, Section 8.15: Waiver; the Data Privacy section of this Schedule A; Schedule B and; any other terms and conditions set forth in the Schedules to this Agreement (including performance targets set forth in Schedule C to any performance-based Option Agreement).

Notifications

Exchange Control Information

The Optionee is required to report in his or her annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000; (b) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (including vested Options, cash, Shares) combined with other foreign assets exceeds €10,000; and/or (c) the amount of the transfers to and from Italy which have had an impact during the calendar year on the Optionee’s foreign investments or investments held outside of Italy. The Optionee is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on the Optionee’s behalf.

JAPAN

There are no country-specific provisions.

MEXICO

Terms and Conditions

The following provisions supplement Sections 2.3 and 5.1 of the Agreement:

Modification

By accepting the Option, the Optionee understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement

The Option grant the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with offices at 51 Lime Street, London EC3M, 7DQ, England, is solely responsible for the administration of the Plan, and participation in the Plan and the grant of the Option does not, in any way, establish an employment relationship between the Optionee and the Company since the Optionee is participating in the Plan on a wholly commercial basis and the sole employer is Willis México Retail, nor does it establish any rights between the Optionee and the Employer.

Plan Document Acknowledgment.

By accepting the Option, the Optionee acknowledges that the Optionee has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety, and fully understands and accepts all provisions of the Plan and the Agreement.

In addition, the Optionee further acknowledges that the Optionee has read and specifically and expressly approves the terms and conditions in Sections 2.3 and 5.1 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company, any Subsidiary and the Employer are not responsible for any decrease in the value of the Shares acquired upon exercise of the Option.

Finally, the Optionee hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of the Optionee’s participation in the Plan and therefore grant a full and broad release to the Employer, the Company and Subsidiaries with respect to any claim that may arise under the Plan.

Spanish Translation

Condiciones y Duración

Sin derecho a reclamo o compensación: La siguiente sección complementa la Sección 2.3 y 5.1 de este Acuerdo:

Modificación: Al aceptar las Opción, el Titular del Derecho a la Opción entiende y acuerda que cualquier modificación del Plan o del Acuerdo o su extinción, no constituirá un cambio o disminución de los términos y condiciones de empleo.

Declaración de Política: El otorgamiento de la Opción que la Compañía realiza bajo este Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el Plan en cualquier momento sin responsabilidad alguna hacia el Titular del Derecho a la Opción.

La Compañía, con oficinas en 51 Lime Street, Londres EC3M, 7DQ, Inglaterra es la única responsable de la administración del Plan y de la participación en el mismo, el otorgamamiento de la Opción no establece de forma alguna una relación de trabajo entre el Titular del Derecho a la Opción y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador es Willis México Retail, así como tampoco establece ningún derecho entre el Titular del Derecho a la Opción y el Empleador.

Reconocimiento del Documento del Plan. Al aceptar la Opción , el Titular del Derecho a la Opción reconoce que ha recibido copias del Plan, ha revisado los mismos, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.

Además, el Titular del Derecho a la Opción reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la sección Naturaleza del Orotgamiento en el cual se encuentra claramente descripto y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en los mismos es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, y/o cualquier Subsidiaria no son responsables por cualquier disminución en el valor de las Acciones adquiridas a través del conferimiento de la Opción.

Finalmente, el Titular del Derecho a la Opción declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, sus Subsidiarias con respecto a cualquier demanda que pudiera originarse en virtud de los Plan.

NETHERLANDS

Notifications

Securities Law Information

Attention: the Option grant falls outside of AFM supervision. No prospectus is required in the Netherlands for the Option or the Shares underlying the Option.

Insider Trading Information

The Optionee should be aware of the Dutch insider-trading rules, which may impact the sale of

Shares acquired upon exercise of the Option. In particular, the Optionee may be prohibited from effectuating certain transactions if the Optionee has inside information about the Company.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of a Subsidiary in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain employees working at a Subsidiary in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Optionee has such inside information.

If the Optionee is uncertain whether the insider-trading rules apply to him or her, the Optionee should consult his or her personal legal advisor.

NORWAY

There are no country-specific provisions.

PERU

Notifications

Securities Law Information

The Option is considered a private offering in Peru; therefore, it is not subject to registration.

PORTUGAL

Terms and Conditions

Language Consent

The following provision supplements Section 8.11 of the Agreement:

The Optionee hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Agreement.

Conhecimento da Lingua

O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Agreement em inglês).

Notifications

Exchange Control Information

The transfer of funds abroad to exercise the Option generally requires a report to the Portuguese Central Bank for statistical purposes. If a commercial bank in Portugal is involved in the transfer, it will file the report. In addition, if the Optionee acquires Shares upon exercise and does not hold the Shares with a Portuguese financial intermediary, he or she must file a report with the Portuguese Central Bank. If the Shares are held by a Portuguese financial intermediary, it will file the report for the Optionee.

SINGAPORE

Notifications

Securities Law Information

The Option is being granted to the Optionee pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Optionee should note that such Option grant is subject to section 257 of the SFA and the Optionee will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Option unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification Obligation

If the Optionee is a director, associate director or shadow director of a Singapore Subsidiary, the Optionee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Subsidiary in writing when the Optionee receives an interest (e.g., Option, Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, the Optionee must notify the Singapore Subsidiary when the Optionee sells any Shares (including when the Optionee sells the Shares acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Optionee’s interests in the Company or any related company within two days of becoming a director.

Insider Trading Information

The Optionee should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of Shares or rights to Shares under the Plan. Under the Singapore insider- trading rules, the Optionee is prohibited from selling Shares when he or she is in possession of information concerning the Company, which is not generally available and which the Optionee knows or should know will have a material effect on the price of Shares once such information is generally available.

SOUTH AFRICA

Term and Conditions

Tax Reporting Information

By accepting the Option, the Optionee agrees to notify his or her Employer of the amount of any gain he or she realizes upon the exercise of the Option. If the Optionee fails to advise his or her Employer of the gain realized upon exercise, he or she may be liable for a fine. The Optionee will be responsible for paying any difference between the actual tax liability and the amount withheld.

Notifications

Tax Clearance Certificate for Cash Exercises

If the Optionee exercises the Option using a cash exercise method, he or she must obtain and provide to the Employer, or any third party designated by the Employer or the Company, a Tax Clearance Certificate (with respect to Foreign Investments) bearing the official stamp and signature of the Exchange Control Department of the South African Revenue Service (“SARS”). The Optionee must renew this Tax Clearance Certificate every six months, or such other period as may be required by the SARS. If the Optionee exercises the Option by a cashless exercise method or through withholding in Shares whereby no funds are remitted out of South Africa, no Tax Clearance Certificate is required.

Exchange Control Information

The Optionee should consult his or her personal advisor to ensure compliance with applicable exchange control regulations in South Africa, as such regulations are subject to frequent change. The Optionee is responsible for ensuring compliance with all exchange control laws in South Africa.

SPAIN

Terms and Conditions

Nature of Grant

The following provisions supplement Sections 2.3 and 5.1 of the Agreement:

In accepting the Option, the Optionee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

The Optionee understands and agrees that, as a condition of the grant of the Option, except as provided for in Section 3.1 of the Agreement, the Optionee’s Termination of Service for any reason (including for the reasons listed below) will automatically result in the loss of the Option that may have been granted to the Optionee and that have not vested and become exercisable on the Termination Date.

In particular, the Optionee understands and agrees that any unvested Option as of Optionee’s Termination Date and any vested Option not exercised within the period set forth in the Agreement following Optionee’s Termination Date will be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a Termination of Service by reason of, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, the Optionee understands that the Company has unilaterally, gratuitously and discretionally decided to grant the Option under the Plan to individuals who may be employees of the Company or any Subsidiary. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or its Subsidiaries on an ongoing basis. Consequently, the Optionee understands that the Option is granted on the assumption and condition that the Option and the Shares issued upon exercise shall not become a part of any employment or service contract (either with the Company, the Employer or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Optionee understands that the grant of the Option would not be made to the Optionee but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant to the Optionee of an Option shall be null and void.

Notifications

Securities Law Information

The Option described in the Agreement and this Schedule A does not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Option. The Agreement (including this Schedule A) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information

The Optionee must declare the acquisition of Shares under the Plan, for statistical purposes, to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competiveness. The Optionee must declare the ownership of any Shares to the DGCI each January while the Shares are owned.

When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds), the Optionee must inform the financial institution receiving the payment of the basis upon which such payment is made if the payment exceeds €50,000. The Optionee will need to provide the institution with the following information: (i) the Optionee’s name, address, and tax identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

Notifications

Securities Law Information

The Option is considered a private offering in Switzerland; therefore, it is not subject to registration.

UNITED KINGDOM

Terms and Conditions

Tax Withholding Obligations

The following provisions supplements Section 4.3(d) of the Agreement:

The Optionee agrees that if he or she does not pay or the Employer or the Company does not withhold from the Optionee the full amount of Tax-Related Items that the Optionee owes at exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (the “Taxable Event”), within 90 days after the Taxable Event or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Optionee to the Employer, effective 90 days after the Taxable Event. The Optionee agrees that the loan will bear interest at the official rate of HM Revenue & Customs (“HMRC”) and will be immediately due and repayable by the Optionee, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Optionee by the Employer, from the cash proceeds from the sale of Shares or by demanding cash or a cheque from the Optionee. The Optionee also authorizes the Company to delay the issuance of any Shares unless and until the loan is repaid in full. The Optionee acknowledges that the Company or the Employer may recover any such additional income tax and National Insurance Contributions (“NICs”) at any time thereafter by any of the means referred to in the Section 4.3(d) of the Agreement, although the Optionee acknowledges that the Optionee ultimately will be responsible for reporting any income tax or NICs due on this additional benefit directly to HMRC under the self-assessment regime.

Notwithstanding the foregoing, if Optionee is a Director or executive officer of the Company (within the meaning of Paragraph 13(k) of the Exchange Act), the Optionee will not be eligible for such a loan to cover the unpaid income taxes. In the event that the Optionee is such a Director or executive officer and the income taxes are not collected from or paid by the Optionee by the Due Date, the amount of any uncollected income taxes will constitute a benefit to the Optionee on which additional income tax and NICs (including Employer NICs) will be payable. The Optionee will be responsible for reporting and paying any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime.

Joint Election

If the Optionee is a U.K. tax resident, the Company may require the Optionee to accept any liability for any Employer NICs which may be payable by the Employer in connection with the exercise, assignment, release or cancellation of any Option. The Employer NICs may be collected by the Company or the Employer using any of the methods described in Section 4.3 of the Agreement. Without prejudice to the foregoing, the Optionee agrees to execute or accept the terms of a joint election with the Company and/or the Employer (“Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to the Optionee. The Optionee further agrees to execute or accept the terms of such other joint elections as may be required between the Optionee and any successor to the Company and/or the Employer. If the Optionee does not make an Election prior to the exercise of the Option or if approval to the Election is withdrawn by HMRC and a new Election is not entered into, without any liability to the Company, the Employer or any Subsidiary, the Option shall become null and void without any liability to the Company and/or the Employer and may not be exercised by the Optionee.

UNITED STATES OF AMERICA

Notifications

Tax Information

The Option is not an incentive stock option within the meaning of Section 422 of the Code.

Exchange Control Information

Under the Foreign Account Tax Compliance Act (“FATCA”), United States taxpayers who hold Shares or rights to acquire Shares (i.e., an Option) may be required to report certain information related to their holdings to the extent the aggregate value of the Options/Shares exceeds certain thresholds (depending on the Optionee’s filing status) with the Optionee’s annual tax return. The Optionee is advised to consult with his or her personal tax or legal advisor regarding any FATCA reporting requirements with respect to the Option or any Shares acquired under the Plan.

In addition, United States persons who have signature or other authority over, or a financial interest in, bank, securities or other financial accounts outside of the United States (including a non-U.S. brokerage account holding the Shares or proceeds from the sale of Shares) must file a Foreign Bank and Financial Accounts Report (“FBAR”) with the United States Internal Revenue Service each calendar year in which the aggregate value of the accounts exceeds $10,000. The FBAR must be on file by June 30 of each calendar year for accounts held in the previous year which exceed the aggregate value.

SCHEDULE B

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS

FOR EMPLOYEES IN THE UNITED STATES

This Agreement of Restrictive Covenants and Other Obligations for Employees in the United States (the “RCA”) is entered into by and between Willis Group Holdings Public Limited Company (the Company) and the participant (the “Participant”) to be effective as of the date the Participant signs or electronically accepts this RCA.

RECITALS

Whereas, Participant is employed by a Subsidiary of the Company;

Whereas, subject to approval by the Committee or the Company’s Share Award Committee, the Participant has been designated to receive a grant of performance-based share options, time-based share options, performance-based restricted share units (“RSUs”) or time- based RSUs under the Company’s 2012 Equity Incentive Plan (the “Plan”) and/or performance or time-based cash awards (“Cash Awards” and collectively with time-based or performance-based share options and time-based or performance-based RSUs under the Plan, “Awards”);

Whereas, any share option or RSU Award is subject to the terms and conditions of the Plan, the applicable award agreement (including any country specific terms thereto), and this RCA and in consideration of the applicable share option and/or RSU Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this RCA;

Whereas, the Cash Awards are subject to the applicable award agreement (including any country specific terms thereto) and any other terms and conditions the Company may impose, including the requirement to enter into this RCA in order to be eligible to receive a Cash Award;

Whereas, any Award granted to the Participant is subject to the terms and conditions of the Plan and/or the award agreement applicable to the Participant’s Award (including any country specific terms thereto), and this RCA and in consideration of the Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this RCA;

Whereas, the Participant acknowledges and agrees that he or she desires to receive the Award and understands and agrees any Award is subject to the terms and conditions set forth in the Plan, the applicable award agreement and this RCA.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Award, the receipt and sufficiency of which is hereby acknowledged in this recital and within Section 6.4 below, the Parties hereto agree, with the intent to be bound, as follows:

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS

FOR EMPLOYEES IN THE UNITED STATES

Section 1 - Recitals

The Recitals set forth above are an integral part of this RCA, and are incorporated herein by reference.

Section 2 - Definitions

2.1	“Award” shall have the meaning as set forth in the recitals.

2.2	“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.3	“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging.

2.4	“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Restricted Group. Confidential Information includes, but is not limited to, the following information: identities of Relevant Clients and Relevant Prospects; identities of companies from which any Subsidiary obtains insurance coverage for Relevant Clients and Relevant Prospects; policy terms, conditions, rates and expiration dates pertaining to Relevant Clients and Relevant Prospects; risk characteristics of Relevant Clients and Relevant Prospects; and non-public information of the Restricted Group concerning insurance markets for particular risks. Confidential Information shall not include information that is within public domain, provided that Participant was not responsible, directly or indirectly, for such information entering the public domain without the Restricted Group’s consent.

2.5	“Directly or indirectly” shall mean the Participant acting either alone or jointly with or on behalf of or by means of or in concert with any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity) or otherwise.

2.5	“Employer” shall mean the Subsidiary that employs the Participant. If the Company ever becomes an employer of the Participant, then the term Employer shall refer to the Company.

2.6	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Participant by Employer.

2.8	“Key Personnel” shall mean any person who is at the date the Participant ceases to be an employee of Employer or was (i) at any time during the period of twelve (12) months prior to that date employed by the Restricted Group, (ii) an employee with whom Participant had dealings, and (iii) employed by or engaged in the Business in a managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.9	“Plan” shall have the meaning set forth in the recitals.

2.10	“Relevant Area” shall mean the counties, parishes, districts, municipalities, cities, metropolitan regions, localities and similar geographic and political subdivisions, within and outside of the United States of America, in which the Employer, the Company or any of its Subsidiaries has carried on Business in which the Participant has been involved or concerned or working on at any time during the period of twelve (12) months prior to the date on which the Participant ceases to be an employed by Employer

2.11	“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve (12) months prior to the date on which the Participant ceases to be employed by Employer is or was a client or customer of the Employer, the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Employer, the Company or any of its Subsidiaries and with whom or which the Participant had dealings related to the Business) or for whose relationship with the Employer, the Company or any of its Subsidiaries the Participant had responsibility at any time during the said period.

2.12	“Relevant Period” shall mean the period of twenty four (24) months following the date on which the Participant ceases to be employed by Employer.

2.13	“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of six (6) months prior to the date on which the Participant ceases to be employed by Employer was an active prospective client of the Employer, the Company or any of its Subsidiaries with whom or with which the Participant had dealings related to the Business (other than in a minimal and non-material way).

2.14	“Restricted Group” shall mean the Company and its Subsidiaries, including the Employer, as in existence during the Participant’s employment with Employer and as of the date such employment ceases.

2.15	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.

Section 3 - Non-Solicit and Other Obligations

3.1

The Participant acknowledges that by virtue of his or her management position and as an employee of Employer, the Participant has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Participant further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Participant would give the Participant a significant advantage if the Participant were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.2	Without the Company’s prior written consent, the Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, disclose any Confidential Information and shall use the Participant’s best efforts to prevent the taking or disclosure of any Confidential Information to a Competitor, or otherwise, except as reasonably may be required to be disclosed by the Participant in the ordinary performance of his or her duties for Employer or as required by law.

3.3	The Participant shall not, for the Relevant Period, directly or indirectly for a Competitor or otherwise:

3.3.1 within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.3.2 within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3. 3.3 solicit for employment or entice away from the Restricted Group any Key Personnel; or

3. 3.4 employ or engage or endeavour to employ or engage any Key Personnel.

3.4	To the extent the Participant is a party to an Employment Agreement or other agreement with the Employer, the Company or any Subsidiary that contains post-employment covenants and restrictions, those post-employment covenants and restrictions shall be separate and apart and independent from the covenants and restrictions set forth in Sections 3.2 and 3.3 herein.

3.5	Participant recognizes and agrees that the payment of damages will not be an adequate remedy for any breach by Participant of any of the covenants set forth in Section 3 of this RCA. Participant recognizes that irreparable injury will result to Company and/or its Subsidiaries in the event of any such breach and therefore Participant agrees that Company may, in addition to recovering damages, proceed in equity to enjoin Participant from violating any such covenant.

3.6	The Participant acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.

Section 4 - Governing Law & Jurisdiction

4.1	This RCA shall be governed by and construed in accordance with the laws of the state of New York, without regard to its conflicts of law principles.

4.2	Any suit, action or proceeding arising out of or relating to this RCA shall only be brought in the State and Federal Courts located in the County of New York, State of New York and the Parties hereto irrevocably and unconditionally submit accordingly to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Participant hereby irrevocably and unconditionally waives any objections he or she may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this RCA in the foregoing courts. The Participant further acknowledges that for purposes of N.Y.C.P.L.R. 327(b) and N.Y. G.O.L. Section 5-1402, the value of the Plan is in excess of One Million Dollars ($1,000,000) and the Participant hereby further irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in the foregoing courts has been brought in an inconvenient forum.

Section 5 - Consideration, Severability, Beneficiaries & Effect on other agreements

5.1	The Parties acknowledge that the provisions of this RCA are severable. If any part or provision of this RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

5.2	The Participant acknowledges that he or she remains bound by any Employment Agreement or any other agreement currently in effect by and between the Participant, on the one hand, and the Employer, the Company or any Subsidiary, on the other hand, including but not limited to any post-employment covenants and restrictions, and this RCA shall be in addition to, and not in place of any such agreements.

5.3	Nothing contained in this RCA constitutes a promise or agreement to employ the Participant for a guaranteed term or otherwise modify the terms and conditions of the Participant’s employment with the Employer.

Section 6 - Miscellaneous

6.1	This RCA, and the provisions hereof, may not be modified, amended, terminated, or limited in any fashion except by written agreement signed by both parties hereto, which specifically states that it is modifying, amending or terminating this RCA.

6.2	The rights and remedies of the Restricted Group under this RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations, and the successors and assigns of each of them.

6.3	The waiver by either party of any breach of this RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

6.4	The Participant acknowledges that the Award constitutes adequate consideration to support the covenants and promises made by the Participant within this RCA regardless of whether such Award is ultimately beneficial to Participant.

6.5	The Participant acknowledges and agrees that the Participant shall be obliged to draw the provisions of Section 3 of this RCA to the attention of any third party who may, at any time before or after the termination of the Participant’s employment with Employer, offer to employ or engage him or her and for or with whom Participant intends to work within the Relevant Period.

6.6	The various section headings contained in this RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

6.7	This RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile or electronic copy of the signature page.

6.8.	Any provisions which by their nature survive termination of this RCA, including the obligations set forth in Sections 3 and 4, shall survive termination of this RCA.

6.9.	This RCA has been executed on behalf of the Company electronically and the Participant accepts the electronic signature of the Company.

By the Participant’s execution or electronic acceptance of this RCA in the manner specified in the Participant’s online account with the Company’s designated broker/stock plan administrator, the Participant and the Company have agreed to the terms and conditions of this RCA in connection with the Participant’s Award.

Signed for and on behalf of

Willis Group Holdings Public Limited Company by:

Name: Adam Rosman
Title: Group General Counsel

Participant:

Signature:

Print Name:

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS

FOR EMPLOYEES OUTSIDE OF THE UNITED STATES

This Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States (the “Non-U.S. RCA”) is entered into by and between Willis Group Holdings Public Limited Company (the “Company”) and the participant (the “Participant”) to be effective as of the date the Participant signs or electronically accepts this RCA.

RECITALS

Whereas, Participant is employed by a subsidiary of the Company;

Whereas, subject to approval by the Committee or the Company’s Share Award Committee, the Participant has been designated to receive a grant of performance-based share options, time-based share options, performance-based restricted share units (“RSUs”) or time- based RSUs under the Company’s 2012 Equity Incentive Plan (the “Plan”) and/or performance or time-based cash awards (“Cash Awards” and collectively with time-based or performance-based share options and time-based or performance-based RSUs under the Plan, “Awards”);

Whereas, any share option or RSU Award is subject to the terms and conditions of the Plan, the applicable award agreement (including any country-specific terms thereto), and this Non-U.S. RCA and in consideration of the applicable share option and/or RSU Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this non-U.S. RCA;

Whereas, the Cash Awards are subject to the applicable award agreement (including any country-specific terms thereto) and any other terms and conditions the Company may impose, including the requirement to enter into this Non-U.S. RCA in order to be eligible to receive a Cash Award;

Whereas, Participant acknowledges and agrees that he or she desires to receive the (i) Award and understands and agrees such Award is subject to the terms and conditions set forth in the Plan, the award agreement and this Non-U.S. RCA and (ii) Cash Awards and understands and agrees that such Cash Awards are subject to, among other things, the award agreement, this Non-U.S. RCA and such other written agreements and documentation as the Company or the Employer may require;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Awards, the sufficiency of which is acknowledged in this recital and within Section 5.4 below, the parties hereby agree as follows:

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS

FOR EMPLOYEES OUTSIDE OF THE UNITED STATES

Section 1 - Recitals

The Recitals set forth above are an integral part of this Non-U.S. RCA, and are incorporated herein by reference.

Section 2 - Definitions

2.1	“Award” shall have the meaning as set forth in the recitals.

2.2	“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.3	“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging. It is further provided that Competitor includes, but is not limited to, the following businesses and their respective subsidiaries and/or other affiliates: Aon Corporation, Arthur J Gallagher & Co and Marsh Incorporated.

2.4	“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Company or any of its Subsidiaries.

2.4	“directly or indirectly” shall mean the Participant acting either alone or jointly with or on behalf of or by means of any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity).

2.5	“Employer” shall mean the Subsidiary that employs the Participant. If the Company ever becomes an employer of the Participant, then the term Employer shall refer to the Company.

2.6	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Participant by Employer.

2.7	“Garden Leave” shall mean any period during any notice period where Employer requires the Participant to remain available to respond to questions and requests from the Employer, but not to enter into the office(s) of the Restricted Group without the prior written consent of Employer.

2.8	“Key Personnel” shall mean any person who is at the date the Participant ceases to be an employee of Employer or was at any time during the period of twelve months prior to that date employed by the Restricted Group and who was an employee with whom the Participant had dealings other than in a minimal and non-material way and who was employed by or engaged in the Business in an executive or senior managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.9	“Plan” shall have the meaning set forth in the recitals.

2.10	“Relevant Area” shall mean: such country or countries in which the Participant has carried on Business on behalf of the Company or any of its Subsidiaries in which the

Participant has been involved or concerned or worked on other than in a minimal and non-material way at any time during the period of 12 months prior to the date on which the Participant ceases to be employed by Employer.

2.12	“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Participant ceases to be employed by Employer is or was a client or customer of the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Company or any of its Subsidiaries and with whom or which the Participant had dealings related to the Business (other than in a minimal and non-material way) or for whose relationship with the Company or any of its Subsidiaries the Participant had responsibility at any time during the said period.

2.13	“Relevant Period” shall mean the period of twelve months following the date on which the Participant ceases to be employed by Employer reduced by the length of any period of Garden Leave (if applicable) observed by the Participant at the instruction of Employer.

2.14	“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Participant ceases to be employed by Employer was an active prospective client of the Company or any of its Subsidiaries with whom or with which the Participant had dealings related to the Business (other than in a minimal and non-material way).

2.15	“Restricted Group” shall mean the Company and its Subsidiaries, as in existence during the Participant’s employment with Employer and as of the date such employment ceases.

2.16	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.

Section 3 - Non-Solicit and Other Obligations

3.1	The Participant acknowledges that by virtue of his or her senior management position and as an employee of Employer, the Participant has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Participant further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Participant would give the Participant a significant advantage if the Participant were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.3	Without the Company’s prior written consent, the Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, disclose any Confidential Information and shall use the Participant’s best efforts to prevent the taking or disclosure of any Confidential Information, except as reasonably may be required to be disclosed by the Participant in the ordinary performance of his or her duties for Employer or as required by law.

3.4	The Participant shall provide a minimum of three months notice or such notice contained in the Participant’s Employment Agreement, whichever is the longer, in the event of his or her resignation from employment with Employer. The Participant shall provide a written resignation letter to Employer prior to the commencement of any such notice period. To the extent allowed by applicable law, the Participant may be placed on Garden Leave for all or any portion of any notice period. During the notice period, whether or not the Participant is on Garden Leave, the Participant shall remain an employee of Employer and shall continue to receive the Participant’s full salary and benefits.

3.4	The Company or Employer shall have the discretion to apply a shorter period than the three-month period set forth in 3.3.

3.5	The Participant shall not, for the Relevant Period, directly or indirectly:

3.5.1 within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.5.2 within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.5.3 solicit for employment or entice away from the Restricted Group any Key Personnel; or

3.5.4 employ or engage or endeavour to employ or engage any Key Personnel.

3.6	To the extent the Participant is a party to an Employment Agreement or other agreement with the Restricted Group that contains post-employment restrictions, those post-employment restrictions shall run concurrently with the post-employment restrictions contained in this Section 3.

3.7	The Participant acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.

Section 4 - Governing Law & Jurisdiction

4.1	This Non-U.S. RCA shall be governed by and construed in accordance with the laws of the jurisdiction in which Participant is employed by Employer, without regard to its conflict of laws.

4.2	The courts of the jurisdiction in which the Participant is employed by Employer shall have jurisdiction to hear any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Non-U.S. RCA and for such purposes the parties hereto irrevocably submit to the jurisdiction of such courts.

Section 5 - Consideration, Severability, Beneficiaries & Effect on other agreements

5.1	The Participant acknowledges that the covenants and undertakings he or she has made herein, including those made in Section 3, are being given for the benefit of the Restricted Group, including Employer, and may be enforced by the Company and/or by its Subsidiaries, including for avoidance of doubt, Employer, on behalf of all or any of them and that such Subsidiaries are intended beneficiaries of this Non-U.S. RCA.

5.2	The parties acknowledge that the provisions of this Non-U.S. RCA are severable. If any part or provision of this Non-U.S. RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this Non-U.S. RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

5.3	The Participant acknowledges that he or she remains bound by any Employment Agreement or any other agreement entered into by the Participant with the Restricted Group and this Non-U.S. RCA shall be in addition to, and not in place of any such agreements. The Participant further acknowledges that in the event of any breach by the Participant of any provision contained in such agreements or this Non-U.S. RCA, the Company and/or any Subsidiary, including for avoidance of doubt Employer, may, in their discretion, enforce any term and condition of those agreements and/or this Non- U.S. RCA.

5.4	The Participant acknowledges that any Awards, separately and/or together, constitute adequate consideration to support the covenants and promises made by the Participant within this Non-U.S. RCA.

Section 6 - Miscellaneous

6.1	This Non-U.S. RCA may not be modified except by written agreement signed by both parties hereto.

6.2	The rights of the Restricted Group under this Non-U.S. RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations.

6.3	The waiver by either party of any breach of this Non-U.S. RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

6.4	The Participant acknowledges and agrees that the Participant shall be obliged to draw the provisions of Section 3 to the attention of any third party who may, at any time before or after the termination of the Participant’s employment with Employer, offer to employ or engage him and for or with whom the Participant intends to work within the Relevant Period.

6.5	The various section headings contained in this Non-U.S. RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

6.6	This Non-U.S. RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This Non-U.S. RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile copy of the signature page.

6.7.	Any provisions which by their nature survive termination of this Non-U.S. RCA, including the obligations set forth in Sections 3 and 4 shall survive termination of this Non-U.S. RCA.

By the Participant’s execution or electronic acceptance of this RCA in the manner specified in the Participant’s online account with the Company’s designated broker/stock plan administrator, the Participant and the Company have agreed to the terms and conditions of this RCA in connection with the Participant’s Award.

Signed for and on behalf of

Willis Group Holdings Public Limited Company by:

Name: Adam Rosman
Title: Group General Counsel

Participant:

Signature:

Print Name:

SCHEDULE C

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN PERFORMANCE-BASED SHARE

OPTION AWARD AGREEMENT

PERFORMANCE TARGETS

Performance Period: January 1, 2012 – December 31, 2012

Earned Date: Publication of Company’s Annual Financial Results

Target 1: Adjusted Operating Margin (“OM”) Target [ ]%

Percentage of Option Shares Subject to Target 1: 50%

Performance Scale:*	Below 90% (OM of below [ ]%)	90-95% (OM of [ ]%- [ ]%)	95-100% (OM of [ ]%- [ ]%)	100% or above

Percentage of Earned Performance Shares:	0%	80-90%	90-100%	100%

Target 2: Adjusted Earnings Per Share (“EPS”) Target $[ ]

Percentage of Option Shares Subject to Target 2: 50%

Performance Scale:*	Below 90% (EPS of below $[ ])	90-95% (EPS of $[ ]- $[ ])	95-100% (EPS of $[ ]- $[ ])	100% or above

Percentage of Earned Performance Shares:	0%	80-90%	90-100%	100%

*	Attainment level between Performance Objectives is subject to interpolation.